                                                                      EXHIBIT 12

                             PPL ENERGY SUPPLY, LLC

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)

                                                                              12

Months Ended
                                                         12 Months
December 31,
                                                           Ended
 --------------------------------------------------------------------
                                                        September 30,
                                                            2001        2000         1999         1998         1997         1996
                                                         ---------   ---------    ---------    ---------    ---------    ---------
Fixed charges, as defined:
  Interest on long-term debt .........................   $  41,132   $  53,803    $  19,822    $  10,762    $     808    $       0
  Interest on short-term debt
    and other interest ...............................      49,874      75,231       32,023       14,318       10,728        2,351
  Amortization of debt discount, expense
    and premium - net ................................      11,098      11,098          568            0            0            0
  Interest on capital lease obligations:
    Charged to expense ...............................           0           0            0            0            0            0
    Capitalized ......................................           0           0            0            0            0            0


  Estimated interest component of
    operating rentals ................................      18,972       8,742          401          124          158          119
                                                         ---------   ---------    ---------    ---------    ---------    ---------

        Total fixed charges ..........................   $ 121,076   $ 148,874    $  52,814    $  25,204    $  11,694    $   2,470
                                                         =========   =========    =========    =========    =========    =========
Earnings, as defined:
  Net income(a) ......................................   $ 617,000   $ 245,947    ($ 20,462)   $  12,330    ($ 14,771)   ($    891)
  Preferred security dividend
    requirements .....................................           0           0            0            0            0            0
  Less undistributed income of
    equity method investments ........................      66,773      74,159       55,539        3,250      (25,282)       8,028
                                                         ---------   ---------    ---------    ---------    ---------    ---------
                                                           550,227     171,788      (76,001)       9,080       10,511       (8,919)
Add (Deduct):
  Income taxes .......................................     319,940     124,528      (29,183)      (6,098)      (1,613)        (478)
  Amortization of capitalized interest
    on capital leases ................................           0           0            0            0            0            0
  Total fixed charges as above
    (excluding capitalized interest
    on capital lease obligations) ....................     121,076     148,874       52,814       25,204       11,694        2,470
                                                         ---------   ---------    ---------    ---------    ---------    ---------
        Total earnings ...............................   $ 991,243   $ 445,190    ($ 52,370)   $  28,186    $  20,592    ($  6,927)
                                                         =========   =========    =========    =========    =========    =========
Ratio of earnings to fixed
  charges ............................................        8.19        2.99        (0.99)        1.12         1.76        (2.80)
                                                         =========   =========    =========    =========    =========    =========
Deficiency ...........................................   $       0   $       0    $ 105,184    $       0    $       0    $   9,397
                                                         =========   =========    =========    =========    =========    =========

(a) 2000 net income excluding extraordinary items.

                                       1